Exhibit 10.4

March 4, 2019

Mr. Allen W. Lindstrom
122 Fifth Avenue
New York, NY 10011

Dear Mr. Lindstrom:

Reference is made to that certain letter agreement by and between you and Barnes & Noble, Inc. (the “Company”), dated as of December 23, 2013 (the “Letter Agreement”). Capitalized terms contained herein but not defined shall have the meanings ascribed to them in the Letter Agreement.

The purpose of this letter (this “Amendment”) is to confirm the parties’ desire and intent to amend the Letter Agreement effective as of March 4, 2019. Accordingly, we are pleased to agree as follows:

1.     The first sentence of Section 1 shall be replaced in its entirety with the following:

 “You agree to be Executive Vice President, Chief Financial Officer for the term of this Agreement.”

2.     The last sentence of Section 1 shall be replaced in its entirety with the following:

 “You shall report to the Company’s Chief Executive Officer or, in the absence of an individual holding such title and position with the Company, the Chairman of  the Board.”

3.     The first sentence of Section 2 shall be replaced in its entirety with the following:

“2.  Term.  (a) The initial term of this Agreement shall be for a period beginning on March 4, 2019 (the “Effective Date”) and ending on the third anniversary of  the Effective Date or, if earlier, the termination of your employment in accordance with the provisions set forth below (the “Initial Term”).”

4.     The following sentence shall be added at the end of Section 2(b):

“If, as of the date of termination of your employment for any reason, you are a member of the Board or the board of directors of any of the Company’s affiliates, or hold any other position with the Company or its affiliates, you shall automatically be deemed to have resigned from all such positions as of such date. You agree to execute such documents and take such other actions as the Company may request to reflect such resignation.”

5.       The following shall be added to the end of Section 2(c)(i):

“; provided that the Company shall provide you with written notice of the events or occurrences described in this definition, and, to the extent curable, an opportunity to cure within ten (10) calendar days.”

6.       Section 3.1 shall be replaced in its entirety with the following:

“3.1  Annual Base Salary.  During the Initial Term and any Renewal Term, the Company shall pay you, for all services you perform hereunder, an annual base salary of U.S. $600,000, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, less all applicable withholding and other applicable taxes and deductions and payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).”

7.       Section 3.5 shall be replaced in its entirety with the following:

“3.5  Equity Awards.  During fiscal year 2020, you shall be granted Company equity or equity-based awards pursuant to the Company’s long-term equity incentive program, which will be subject to the terms and conditions of the Company’s Amended and Restated 2009 Incentive Plan (or any successor plan) (the “Plan”) and the Company’s award agreements.  Under this program, 50% of such awards will be granted in the form of time-based restricted stock units (RSUs) and 50% will be granted in the form of performance-based restricted stock units (PSUs).  During each subsequent fiscal year of the Initial Term and any Renewal Term, you shall be eligible to participate in the Company’s long-term equity incentive program, as determined by the Compensation Committee for each such fiscal year.”

8.       A new subsection 3.9 (c) shall be inserted following subsection 3.9 (b) as follows:

“During the Initial Term and any Renewal Term, at your discretion in lieu of the payments described in subsections (a) and (b) above, you shall be entitled to receive payments pursuant to the Company’s Change in Control Severance Plan, dated as of December 4, 2018, as may be amended from time to time, or any successor plan thereto. Notwithstanding the foregoing, no amendment or successor plan shall decrease or limit any amounts payable to you pursuant to the Company’s Change in Control Severance Plan.  Payments made to you pursuant hereunder shall be in lieu of any amounts payable to you under Section 3.8.”

9.       Section 4.1 shall be replaced in its entirety with the following:

“4.1  Non-Competition.  You agree that during the Initial Term and any Renewal Term and for a period of one year (the “Relevant Period”) after the termination for any reason of your employment, you shall not, directly or indirectly, (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is, or who at any time in the twelve-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, to any Competing Business (as defined below); provided, however, that you may provide services to a Competing Business (other than Amazon.com, Inc. and its subsidiaries and affiliates and their respective successors (collectively, “Amazon”) and Books-A-Million, Inc. and its subsidiaries and affiliates and their respective successors (collectively, “Books-a-Million”)) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that you do not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area.  For purposes of this Agreement, the term “Competing Business” shall mean (i) Amazon, (ii) Books-A-Million or (iii) any person, corporation or other entity engaged in the Business Area.  For purposes of this Agreement, the term “Business Area” shall mean any business that derives forty percent (40%) or more of its revenue from the sale or distribution of books or textbooks (including physical, digital or audio versions of the foregoing). Notwithstanding the foregoing, the restrictions of this Section 4.1 shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries.”

10.    The following shall be added after the last sentence of Section 4.3(b):

“Notwithstanding the foregoing or any other arrangement with the Company that relates to the unauthorized use or disclosure of trade secrets, pursuant to Section 7 of the Defend Trade Secrets Act of 2016, you understand that: you cannot be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also cannot be held criminally or civilly liable under any Federal or state trade secret law for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

11.    The following new Section 4.11 shall be added immediately after Section 4.10:

“4.11  Governmental Agencies. Notwithstanding any provision of this Agreement to the contrary, this Agreement is not intended to, and shall not, limit or restrict you from:  (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing Confidential Information (as defined in Section 4.3(a)) or any other information (including information that would otherwise violate Section 4.7) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (c) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (d) receiving an award for information provided to any government agency that is responsible for enforcing the law.”

12.    Other Provisions of the Letter Agreement Unaffected. All terms and conditions contained in the Letter Agreement, other than as amended by this Amendment, will remain in full force and effect and shall be unaffected by this Amendment.

This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this Amendment.

Very truly yours,

BARNES & NOBLE, INC.,

By:	/s/ Michelle Smith
Name:	Michelle Smith
Title:	Vice President, Human Resources

Accepted and Agreed to:

ALLEN W. LINDSTROM

By:	/s/ Allen W. Lindstrom
Name: Allen W. Lindstrom
Date: March 7, 2019

[Signature Page to Amendment]

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